Exhibit 99.1

Unaudited Pro Forma Condensed Combined Financial Statements
Qvidian Corporation Acquisition (the "Acquisition")
On November 16, 2017, Upland Software, Inc. ("Upland" or the "Company") entered into a Merger Agreement (the "Acquisition Agreement") with Qvidian Corporation, a Massachusetts corporation, and certain of its subsidiaries (collectively referred to as "Qvidian"), pursuant to which the Company agreed to acquire the common stock of Qvidian. The Acquisition closed on November 16, 2017, and the purchase price for the Acquisition was approximately $50 million. The Company financed the Acquisition and paid related fees and expenses with the net proceeds from its Credit Facility and with cash on hand.
Pro Forma Financial Information
The unaudited pro forma condensed combined balance sheet as of September 30, 2017 is presented as if both the Acquisition and the Term Loan occurred on September 30, 2017. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and the nine months ended September 30, 2017 are presented as if both the Acquisition and the additional draw on the Term Loan occurred on January 1, 2016.
The unaudited pro forma condensed combined financial statements were prepared using and should be read in conjunction with the most recently made available financial statements of Upland and Qvidian at the time of closing of the Acquisition.

•	Upland's historical unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2017;

•	Upland's historical audited consolidated financial statements for the year ended December 31, 2016, included in Upland's Annual Report on Form 10-K;

•	Qvidian's historical unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2017; and

•	Qvidian's historical audited consolidated financial statements as of and for the year ended December 31, 2016.
Upland’s fiscal year ends on December 31 and historically, prior to the Acquisition by the Company on November 16, 2017, Qvidian's fiscal year also ended on December 31. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2017 was prepared by combining the historical statement of operations of Upland for the nine months ended September 30, 2017 and the historical statement of operations of Qvidian for the nine months ended September 30, 2017. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 was prepared by combining the audited historical statement of operations of Upland for the year ended December 31, 2016 and the audited historical statement of operations of Qvidian for the year ended December 31, 2016. The unaudited pro forma condensed combined balance sheet as of September 30, 2017 was prepared by combining the unaudited historical balance sheet of Upland as of September 30, 2017 and the unaudited historical balance sheet of Qvidian as of September 30, 2017.
The unaudited pro forma financial statements were prepared using the acquisition method of accounting with Upland being the acquirer of Qvidian. Under the acquisition method of accounting, the purchase price is allocated to the underlying Qvidian tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with any excess purchase price allocated to goodwill. As of the date of this filing, Upland has not finalized the detailed valuation study necessary to arrive at the required final estimates of the fair value of the Qvidian’s assets acquired and liabilities assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Qvidian’s accounting policies to Upland’s accounting policies. As a result of the foregoing, the adjustments to the unaudited pro forma financial statements (the "pro forma adjustments") are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of preparing the unaudited pro forma financial statements presented below. Management estimated the fair value of Qvidian’s assets and liabilities based on discussions with Qvidian’s management, and due diligence and publicly available transaction data for the industry. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the unaudited pro forma financial statements. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.
Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) with respect to the unaudited pro forma statements of operations, expected to have a continuing impact on the combined results of Upland and Qvidian following the Acquisition.
The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not intended to represent or be indicative of the combined results of operations or financial position of Upland that would have been recorded had the acquisition of Qvidian been completed as of the dates presented, and should not be taken as representative of future results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial statements also do not reflect the impacts of any potential operational efficiencies, cost savings or economies of scale that the Company may achieve with respect to the combined operations of Upland and Qvidian and do not include all costs that are expected to be directly attributed to the Acquisition, such as, but not limited to, costs necessary to integrate the operations of Qvidian with Upland and restructuring costs that may be necessary to achieve cost savings and operating synergies. Additionally, the unaudited pro forma condensed combined financial statements do not include any non-recurring charges or credits directly attributable to the Acquisition.

Upland Software, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2017
(In thousands)
	Upland	Qvidian	Pro Forma Adjustments	Notes	Upland Combined
Assets
Cash and cash equivalents	$52,976	$838	$(50,000)	A	$23,642
			19,828	B
Accounts Receivable	19,129	2,278	—		21,407
Prepaid and other	2,970	321	—		3,291
Total current assets	75,075	3,437	(30,172)		48,340
Canadian tax credits receivable	1,715	—	—		1,715
Property and equipment, net	3,462	121	—		3,583
Intangible assets, net	47,512	283	20,119	C	67,914
Goodwill	122,904	11,049	25,423	C	159,376
Other assets	179	—	—		179
Total assets	$250,847	$14,890	$15,370		$281,107
Liabilities and stockholders' equity
Accounts payable	$3,976	$279	—		$4,255
Accrued compensation	3,869	—	—		3,869
Accrued expenses and other	8,897	867	—		9,764
Deferred revenue	31,842	11,202	(3,564)	C	39,480
Due to sellers	8,305	—	—		8,305
Line of credit	—	2,926	(2,926)	D	—
Current maturities of notes payable, net of unamortized discount	1,701	—	466	B	2,167
Total current liabilities	58,590	15,274	(6,024)		67,840
Notes payable, less current maturities, net of unamortized discount	90,006	—	19,362	B	109,368
Deferred revenue	1,299	1,809	(161)	C	2,947
Noncurrent deferred tax liability, net	4,239	—	—	E	4,239
Other long term liabilities	1,366	—	—		1,366
Total liabilities	155,500	17,083	13,177		185,760
Stockholders' equity
Common stock	2	11	(11)	C	2
Preferred stock	—	75	(75)	C	—
Additional paid-in capital	174,990	51,224	(51,224)	C	174,990
Accumulated other comprehensive income/(loss)	(2,311)	39	(39)	C	(2,311)
Accumulated deficit	(77,334)	(53,542)	53,542	C	(77,334)
Total equity	95,347	(2,193)	2,193		95,347
Total liabilities and equity	$250,847	$14,890	$15,370		$281,107
See accompanying notes to the Unaudited Pro Forma Condensed Financial Statements

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Upland Software, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2017
(In thousands, except per share data)
	Upland	Qvidian	Pro Forma Adjustments	Notes	Upland Combined
Revenue:
Subscription and support	$60,711	$13,473	$(226)	1	$73,958
Perpetual license	3,296	—	—		3,296
Total product revenue	64,007	13,473	(226)		77,254
Professional services	6,098	1,232	—		7,330
Total revenue	70,105	14,705	(226)		84,584
Cost of revenue:
Subscription and support	20,306	2,066	654	2	23,026
Professional services	3,838	2,132	—		5,970
Total cost of sales	24,144	4,198	654		28,996
Gross profit	45,961	10,507	(880)		55,588
Operating expenses:
Sales & marketing	11,516	4,790	—		16,306
Research & development	11,572	3,154	—		14,726
Refundable Canadian tax credits	(424)	—	—		(424)
General and administrative	17,564	2,036	—		19,600
Depreciation and amortization	4,111	406	1,064	2	5,581
Acquisition-related expenses	10,368	—	—		10,368
Total operating expenses	54,707	10,386	1,064		66,157
Loss from operations	(8,746)	121	(1,944)		(10,569)
Other expense:
Interest expense, net	(4,372)	(206)	(1,016)	3	(5,594)
Other expense, net	(260)	—	—		(260)
Total other expense	(4,632)	(206)	(1,016)		(5,854)
Loss before provision for income taxes	(13,378)	(85)	(2,960)		(16,423)
Provision for income taxes	(1,553)	(7)	—	4	(1,560)
Net loss	$(14,931)	$(92)	$(2,960)		$(17,983)
Net loss per common share:
Net loss per common share, basic and diluted	$(0.83)
Weighted-average common shares outstanding, basic and diluted	18,043,365

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Upland Software, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2016
(In thousands, except per share data)
	Upland	Qvidian	Adjustments	Notes	Upland Combined
Revenue:
Subscription and support	$65,552	$17,102	$(3,379)	1	$79,275
Perpetual license	1,650	—	—		1,650
Total product revenue	67,202	17,102	(3,379)		80,925
Professional services	7,565	1,416	—		8,981
Total revenue	74,767	18,518	(3,379)		89,906
Cost of revenue:
Subscription and support	22,734	2,798	872	2	26,404
Professional services	4,831	2,871	—		7,702
Total cost of sales	27,565	5,669	872		34,106
Gross profit	47,202	12,849	(4,251)		55,800
Operating expenses:
Sales & marketing	12,160	5,980	—		18,140
Research & development	14,919	3,965	—		18,884
Refundable Canadian tax credits	(513)	—	—		(513)
General and administrative	18,286	2,411	—		20,697
Depreciation and amortization	5,291	598	1,490	2	7,379
Acquisition-related expenses	5,583	—	—		5,583
Total operating expenses	55,726	12,954	1,490		70,170
Loss from operations	(8,524)	(105)	(5,741)		(14,370)
Other expense:
Interest expense, net	(2,781)	(338)	(1,392)	3	(4,511)
Other expense, net	(678)	38	—		(640)
Total other expense	(3,459)	(300)	(1,392)		(5,151)
Loss before provision for income taxes	(11,983)	(405)	(7,133)		(19,521)
Provision for income taxes	(1,530)	—	—	4	(1,530)
Net loss	$(13,513)	$(405)	$(7,133)		$(21,051)
Net loss per common share:
Net loss per common share, basic and diluted	$(0.82)
Weighted-average common shares outstanding, basic and diluted	16,472,799
See accompanying notes to the Unaudited Pro Forma Condensed Financial Statements

Note 1: Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial statements are based upon the historical financial statements of the Company and Qvidian after giving effect to the Acquisition and the additional draw on the Term Loan. The Acquisition is accounted for as a business combination pursuant to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805 "Business Combinations" (Topic 805). In accordance with Topic 805, the Company recognizes separately from goodwill, the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in an acquiree, generally at the acquisition date fair value as defined by ASC Topic 820 "Fair Value Measurements and Disclosures." Goodwill, as of the acquisition date is measured as the excess of consideration transferred, which is also measured at fair value, and the net of the acquisition date fair value of the identifiable assets acquired and the liabilities assumed.
The unaudited pro forma condensed combined balance sheet as of September 30, 2017 is presented as if both the Acquisition and the additional draw on the Term Loan occurred on September 30, 2017. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and the nine months ended September 30, 2017 are presented as if both the Acquisition and the additional draw on the Term Loan occurred on September 30, 2017.
The unaudited pro forma financial statements combine the historical statements of operations and balance sheets of Upland and Qvidian. The historical consolidated financial statements have been adjusted in the unaudited pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) with respect to the unaudited pro forma statements of operations, expected to have a continuing impact on the combined results of Upland and Qvidian following the Acquisition.

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The pro forma adjustments represent management’s estimates based on information available as of the date of this filing and are subject to change as additional information becomes available and additional analysis is performed. The unaudited pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the unaudited pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Acquisition that are not expected to have a continuing impact. Additionally, The unaudited pro forma condensed combined statements of operations exclude any non-recurring charges or credits directly attributable to the Acquisition.
Details and Assumptions about the Transaction
The unaudited pro forma condensed combined financial statements give pro forma effect to the Acquisition and the Term Loan as follows:

•	Total purchase price of $50 million;

•	The Acquisition was financed through:

•	$20 million of net proceeds raised through the Term Loan from the Company's existing credit facility (the "Credit Facility"), and

•	$30 million of cash on hand for the remainder of the purchase price.
Significant assumptions and estimates were made in determining the preliminary allocation of the purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the measurement period as the Company finalizes the fair valuations of the net tangible assets, intangible assets, tax-related assets and liabilities and the resultant goodwill. In particular, the final valuations of identifiable intangible and net tangible assets may change significantly from the Company's preliminary estimates. These changes could result in material variances between its future financial results and the amounts presented in the unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with them.
The Company continues to review, in detail, Qvidian accounting policies. As a result of the review, it may identify differences in accounting policies between the two companies, that when conformed, could have a material impact on the financial results of the combined company. Based on information available at the time of the filing of this current report on Form 8-K/A, the Company is not aware of any differences in accounting policies that would have a material impact on the financial results of the combined company other than those reflected in the unaudited pro forma condensed combined financial statements described in Note 3.
The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of the Company and accompanying notes contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q for its fiscal year ended December 31, 2016 and nine months ended September 30, 2017, respectively, and the historical audited consolidated financial statements for the year ended December 31, 2016 of Qvidian and the unaudited consolidated financial statements for the nine months ended September 30, 2017 of Qvidian and accompanying notes contained in this current report on Form 8-K/A.

Note 2: Preliminary Purchase Price Allocation

Purchase Price
The Company acquired Qvidian in an all-cash transaction for a purchase price of approximately $50 million on November 16, 2017. Prior to the completion of the Acquisition, the Company raised net proceeds of approximately $20 million of term debt (the "Term Loan") through its existing Credit Facility. The Company financed the Acquisition and paid related fees and expenses with the net proceeds from its Credit Facility and with $30 million of cash on hand.

Purchase Price Allocation
For the purpose of the unaudited pro forma condensed combined financial statements, the purchase price of Qvidian has been allocated to Qvidian tangible and identifiable intangible assets acquired and liabilities assumed, based on their estimated fair values. For certain assets and liabilities, the book values as of the balance sheet date have been determined to reflect fair values. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. The preliminary allocation of the purchase price was based upon a preliminary valuation undertaken by the Company and the Company's estimates and assumptions are subject to change during the measurement period. These preliminary estimates and assumptions are subject to change during the measurement period as the Company finalizes the fair valuations of the net tangible assets, intangible assets, tax-related assets and liabilities, deferred revenue and the resultant goodwill. In particular, the valuations of identifiable intangible and net tangible assets may change significantly from preliminary estimates. These changes, including those resulting from conforming Qvidian's accounting policies to those of Upland, could differ materially from the pro forma adjustments presented herein and could result in material variances between the Company's future financial results and the amounts presented in the unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with them. The Company expects to continue to obtain information to assist it in determining the fair value of the net assets acquired at the Acquisition date and during the measurement period.
The Company's preliminary purchase price allocation for Qvidian based on the estimated fair values as of the Acquisition date is as follows (in thousands):

Current assets	$3,265
Non-current assets	121
Intangible assets	20,402
Goodwill	36,472
Total assets	60,260
Deferred revenue, current	(7,638)
Current liabilities	(1,112)
Deferred revenue, noncurrent	(1,648)
Non-current liabilities	138
Total consideration	$50,000
Currently, the Company has not recorded any pre-acquisition contingencies relating to Qvidian as of acquisition date; however, the Company continues to gather information and to evaluate whether any pre-acquisition contingencies have been assumed. If identified, such amounts will be included in the

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purchase price allocation at their fair value and will result in additional goodwill.

Note 3: Pro Forma Adjustments
Combined Balance Sheet
The unaudited pro forma balance sheet reflects the following adjustments:

A.	To record the payment of cash consideration of $50 million as disclosed in Note 2.

B.
To adjust cash and notes payable to reflect the impact of finance transactions in Note 1. This adjustment includes $172 thousand of debt discount, of which $34 thousand is current and $138 thousand is noncurrent.

C.	To record the preliminary purchase price allocation disclosed in Note 2.

D.	Upon the Acquisition, the entire pre-existing Qvidian line of credit was paid off using transaction proceeds, therefore no Qvidian debt was assumed by Upland as a result of the transaction.

E.
Due to the application of a valuation allowance against both Qvidian’s and the Company’s domestic net deferred tax assets, exclusive of goodwill, no pro forma adjustments are required to properly reflect the combined tax-related assets and liabilities. In addition, the combination does not require any pro forma adjustments to the income tax provision booked by either company based on their separately reported foreign operations or amortization of tax deductible goodwill.

Statements of Operations

1.
To record the effect of the preliminary fair value adjustment to deferred revenues acquired. The fair value represents an amount equivalent to estimated cost plus an appropriate profit margin to perform the services related to open contracts based on deferred revenue balances of Qvidian as of January 1, 2016. The calculation of fair value is preliminary and subject to change. After the Acquisition, this adjustment will have a continuing impact and will reduce revenue related to the assumed performance obligations as the subscription and support services are provided over the next two years.

2.
Reflects the adjustment of historical intangible assets acquired by the Company to their estimated fair values. As part of the preliminary valuation analysis, the Company identified intangible assets, including technology, trade names, and customer relationships. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows. Since all information required to perform a detailed valuation analysis of Qvidian intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma condensed combined financial statements, the Company used certain assumptions based on publicly available transaction data for the industry.

The following table summarizes the estimated fair values of Qvidian identifiable intangible assets and their estimated useful lives (in thousands):

	Estimated Fair Value	Estimated Useful Life in Years	Nine months ended September 30, 2017 Amortization Expense	Year ended December 31, 2016 Amortization Expense
Existing Technology	$5,622	6.4	$654	$872
Trade Names	319	1.5	107	213
Customer Relationships	14,461	8.5	1,276	1,702
	$20,402		$2,037	$2,787
Historical amortization expense			(319)	(425)
Pro forma adjustments to amortization expense			$1,718	$2,362
The pro forma adjustments to amortization expense related to the Existing Technology intangible asset are recorded as part of cost of revenue in the amount of $654 thousand and $872 thousand for the nine month period ended September 30, 2017 and the year ended December 31, 2016, respectively.
These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts the Company will calculate after completing its detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately $250 thousand, assuming an overall weighted-average useful life of 7.8 years.

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3.
Represents the net increase to interest expense resulting from interest on the additional Term Loan to finance the acquisition of Qvidian and the amortization of related debt issuance costs, as follows (in thousands):

	Nine Months Ended	Year Ended
	September 30, 2017	December 31, 2016
Interest expense on new 6.74% Term Loan	$990	$1,358
Amortization of new debt issuance costs	26	34
Pro forma adjustments to interest expense	$1,016	$1,392
The interest rate on the Term Loan is assumed to be the rate applied to the Company's existing term debt as of November 16, 2017, which was approximately 6.74%, based on the LIBOR rate of approximately 1.24% plus 5.50% basis points. A 0.125% change in the interest rate for the assumed borrowing under the Term Loan would impact interest expense by approximately $44 thousand. However, the actual interest expense incurred as a result of the the Term Loan could fluctuate and be materially different from what is presented above.

4.
The combination of Qvidian and the Company does not require pro forma adjustments to the income tax provision booked by either company as the combination has no impact on the companies’ separately reported provisions based on foreign operations and amortization of tax deductible goodwill.

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